Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul Susie
Executive Vice President and
Chief Financial Officer
Email: psusie@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces Purchase of Title Company

Annapolis, MD (July 10, 2017) – Severn Bancorp, Inc., (Nasdaq: SVBI) (the “Company”) parent company of Severn Savings Bank, FSB (“Severn”), announced that it has entered into a definitive agreement to purchase Mid Maryland Title Company, a real estate settlement company that handles commercial and residential real estate settlements in Maryland. The purchase is subject to the completion of due diligence and is anticipated to close in September 2017.

This acquisition continues Severn Bancorp’s growth strategy and focus on being a full-service provider. Alan J. Hyatt, President and Chief Executive Officer commented, “Mid Maryland has provided great service for us in the past. Bringing them into the Bancorp family of companies allows us to offer the full spectrum of services. This addition will be a complement to our mortgage services, our commercial banking services and our commercial real estate services provided by our other subsidiary, Hyatt Commercial.”

Jerome Feldman, co-founder of Mid Maryland Title, said, “I have worked with Severn Bank for years and hold the staff in the highest regard. This merger is an excellent opportunity to bring the companies together to benefit the community.”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $799 million and operates five branches located in Annapolis, Edgewater, Glen Burnie, and Severna Park. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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